UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party Other Than the Registrant ☒

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

MASONITE INTERNATIONAL CORP

(Name of Registrant as Specified In Its Charter)

OWENS CORNING

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is a transcript of a presentation made by Owens Corning on February 9, 2024.

CORPORATE SPEAKERS:

Amber Wohlfarth
Owens Corning Sales, LLC; Vice President, Investor Relations
Brian Chambers
Owens Corning Sales, LLC; Chair and Chief Executive Officer
Todd Fister
Owens Corning Sales, LLC; Chief Financial Officer

PARTICIPANTS:

Joseph Ahlersmeyer
Deutsche Bank; Analyst
Michael Rehaut
JPMorgan; Analyst
Stephen Kim
Evercore ISI; Analyst
John Lovallo
UBS; Analyst
Matthew Bouley
Barclays; Analyst
Keith Hughes
Truist; Analyst
Susan Maklari
Goldman Sachs; Analyst
Kathryn Thompson
Thompson Research; Analyst
Michael Dahl
RBC Capital Markets; Analyst
Reuben Garner
The Benchmark Company; Analyst
Garik Shmois
Loop Capital; Analyst
Anthony Pettinari
Citi; Analyst
Rafe Jadrosich
Bank of America; Analyst
Adam Baumgarten
Zelman & Associates; Analyst

PRESENTATION:

Operator: Hello, everyone, and welcome to today's call. Owens Corning announced its acquisition of Masonite. (Operator Instructions)

I will now turn the call over to our host, Amber Wohlfarth. Please go ahead, Amber.

Amber Wohlfarth: Good morning, everyone. Thank you for taking the time to join us for today's conference call.

Joining us today are Brian Chambers, Owens Corning Chair and Chief Executive Officer; and Todd Fister, our Chief Financial Officer. Following our brief presentation, we will open the 60-minute call to your questions. In order to accommodate as many call participants as possible, please limit yourself to one question only.

Earlier this morning, we issued two news releases that detailed our announcement of entering into a definitive agreement to acquire Masonite and initiating a review of strategic alternatives for our global glass reinforcement business.

For the purposes of our discussion today, we have prepared presentation slides and we'll refer to these slides during this call.

You can access the press releases and presentation slides at our website, owenscorning.com. Refer to the Investors link under the Corporate section of our homepage.

A transcript and recording of this call and the supporting slides will be available on our website for future reference.

Before we begin, I want to remind everyone that this discussion and the accompanying presentation will contain forward-looking statements, which include, but are not limited to, statements regarding the expected benefits and intended outcomes for the proposed transaction and our future expectations, plans and prospects for the combined company. Such statements represent management's judgment and intention as of today and involve assumptions, risks and uncertainties. We undertake no obligation to update these statements beyond what is required under applicable securities laws. Please refer to the accompanying slide in our SEC filings for more details on these forward-looking statements.

For those of you following along with our slide presentation, we will begin on Slide 3. And now opening remarks from our Chair and CEO, Brian Chambers.

Brian?

Brian Chambers: Thanks, Amber. Good morning, everyone. And thanks for joining us today.

This morning, we announced two transformative moves to strengthen our position in building and construction materials.

First, we are excited to announce the acquisition of Masonite, a leading provider of interior and exterior doors and door systems.

In addition, we also announced that we will be conducting a review of strategic alternatives for our global glass reinforcement business within our Composites segment.

I'll cover both announcements during our call this morning, starting first with the acquisition of Masonite and how it supports our strategic goals.

I'll also take a few minutes to review our progress in executing the enterprise strategy we launched in the fall of 2021 and share more about how this transaction advances our strategy.

I'll then provide an overview of Masonite and discuss how the addition of their business expands our leadership position in residential building products and creates a scalable new growth platform providing additional opportunities to create value for our customers and our shareholders.

Todd will then discuss how Masonite will enhance our financial profile and provide further details on the transaction.

Then I'll close with a brief overview of our other announcement to review strategic alternatives for our glass reinforcements business before we open the call up to your questions.

Turning to Slide 4. This transaction is the culmination of a very thoughtful approach to identify opportunities that will complement our existing businesses, advance our strategy and deliver additional value for our shareholders.

As you saw in our press release, we have agreed to acquire Masonite for $133 per share in cash, representing an implied transaction value of approximately $4 billion. The transaction implies a purchase multiple of approximately 8.6x Masonite's consensus 2023 adjusted EBITDA or 6.8x, including cost synergies of $125 million. The acquisition, which we expect to close midyear, will be funded with cash on hand and new debt financing, creating a $12.6 billion company with adjusted EBITDA of $2.9 billion on a pro forma basis.

Todd will discuss the transaction financials in more detail in a few minutes.

Strategically, the addition of Masonite helps Owens Corning achieve three important goals.

First, it expands our leadership position in branded residential building products in a product category that complements our current interior and exterior residential offering.

Second, it creates a scalable new growth platform, expanding Owens Corning's total addressable market to $75 billion and leveraging the combined commercial, operational and innovation capabilities to grow our market position.

And third, it enhances our attractive financial profile by growing our revenue and earnings, lowering our ongoing capital intensity and increasing our free cash flow generation.

I'm very excited about adding another market-leading brand and business to our company to complement our other leading positions and adding to our already strong portfolio of interior and exterior residential products.

Before getting into more details on Masonite's business and the benefits of this transaction, I want to take a few minutes to discuss the strategic fit, starting on Slide 5. In the fall of 2021, we hosted an Investor Day and shared our strategy to position the company for long-term growth and deliver higher, more consistent operating margins and cash flows by strengthening our position in core products and markets, expanding into new product adjacencies that leverage our material science, market and manufacturing expertise and developing more multi-material systems and prefabricated construction solutions.

To execute these strategic priorities, we said we would continue to invest in and develop our unique capabilities that create the OC advantage and position the company to capitalize on a few key secular trends around the need for new housing and upgraded living spaces, the demand for more energy-efficient and sustainable solutions and the need for easy-to-install building materials to address changing labor availability and construction practices. Since that Investor Day, our team worked diligently to execute this strategy and consistently deliver on the financial goals we laid out.

On Slide 6, you can see we have made several strategic choices over the past 2.5 years, focusing on products and applications where we can build market-leading positions. We've been deliberate and thoughtful in our approach, continuously reviewing the company for opportunities to expand and improve.

Looking at our progress, we've made acquisitions that both strengthen our core and expand our product offering into new adjacencies.

In addition to our strong and consistent commercial and operational execution, we have made investments to drive organic growth as well as capitalize on several business optimization opportunities that have refined our focus and enhanced shareholder value. All of these strategic choices and operational initiatives have positioned us to generate higher, more resilient earnings and stronger cash flows.

The decision to acquire Masonite and review strategic alternatives for our glass reinforcements business are consistent with our disciplined capital allocation approach and pivot to focus on building and construction materials.

Adding doors to our company's product offering aligns with our strategy to expand into adjacent building material categories. And we are entering this new vertical by acquiring a leader in the category that is best positioned to continue winning in the market.

The Door segment provides a great opportunity to leverage our unique commercial, operational and innovation capabilities to build out another market-leading residential building products business, similar to what we've been able to accomplish in our roofing and insulation businesses. In North America, the Doors and Door system category represents a $27 billion addressable market opportunity and utilizes many of the same contractor, builder and distributor channel partners we know well and work with today to get our products installed in a home.

And it's a product category where we can accelerate the rate of innovation, utilizing our combined material science and R&D capabilities to develop and launch new door products and systems that improve the look and performance consistent with Masonite's Doors that Do More strategy. In short, by entering the doors category through the acquisition of Masonite, we see an opportunity to grow their market positions, expand the product offering and leverage our combined commercial, operational and innovation capabilities in support of our financial objectives to deliver mid-teen margins, lower our ongoing capital intensity and generate strong free cash flow.

Turning to Slide 7, I will share a little more about Masonite.

Based in Tampa, Florida, Masonite is a leading designer and manufacturer of interior and exterior doors and premium door systems with a track record of revenue growth and margin expansion. The company shares our strong focus on talent, customers, sustainability and innovation.

We believe that, together, we can build on each other's strengths to grow the business and deliver significant value to shareholders. Masonite has a broad manufacturing footprint and benefits from a vertically integrated process across components, panels and systems. The company operates 64 manufacturing and distribution facilities, primarily in North America with approximately 10,000 employees.

Approximately 80% of Masonite's revenue is generated in North American residential applications with a little more than half of that revenue coming from repair and remodeling projects and about 45% coming from new construction, making it a great complement to our current base of business.

They are a category leader in innovation with great R&D talent and deep technical expertise from designers and user experience specialists, material scientists and engineers. With over 800 patents and patent applications company-wide, they are focused on developing products that enhance style, comfort and safety, including smart doors that deliver security and convenience into our systems that provide energy efficiency.

Masonite has been expanding into complementary product adjacencies. The recent acquisitions of Fleetwood and Endura are expanding their product offering to higher-value door systems and premium patio door solutions that bring increased levels of performance to the door.

They have a proven history of sustainable growth, margin expansion and operational efficiency, which makes us confident about the complementary nature of the business and the value creation opportunity this combination presents.

Over the past five years, Masonite has experienced significant revenue and adjusted EBITDA growth. Driven by a disciplined focus on commercial execution, product expansion and manufacturing efficiencies. In addition, I would also share, getting to know some of the Masonite team throughout this process has been a pleasure. And it's clear, we share common values and a culture that recognizes and develops great talent, invests in innovative new products and focuses on the customer success.

Turning to Slide 8. You can see how the addition of Masonite expands our offering in residential building materials with a product category that complements our current interior and exterior portfolio and a set of customers and market channels we know very well.

Masonite adds a new market-leading business to our company, providing best-in-class products and brands that enhance the style, comfort and performance of the home. With our combined focus on building strong customer partnerships, we see opportunities to expand the business by merging our unique commercial capabilities to create additional value and help our customers win and grow in the market. We also see opportunities to utilize our R&D resources to accelerate product and process innovation with a shared commitment to be innovation leaders through our material science expertise, technical knowledge and commitment to sustainable solutions, which can be enhanced through our combined capabilities.

And we see opportunities to continue making operational investments to provide the highest quality and service levels to ensure we are the manufacturer of choice for contractors, builders and distributors by creating a great customer experience.

The combination of highly valued products and brands, deep channel knowledge and broad innovation capabilities positions us well to continue to grow our residential portfolio and significantly increase our North American residential base of business to more than 60% of total company revenues.

Turning to Slide 9. As I said at the opening, adding doors and door systems to our company's product offering aligns with our strategy to expand into new product adjacencies that leverage our unique commercial, operational and innovation capabilities and dramatically expands our total addressable market, creating additional growth opportunities.

Today, Owens Corning delivers approximately $10 billion in revenue, driven by market-leading positions across multiple product categories within our Roofing, Insulation and Composite segments, with a total addressable market of roughly $50 billion. With Masonite, we will add approximately $3 billion in revenue and increase our building products total addressable market by about $27 billion, growing the overall enterprise TAM to approximately $75 billion.

In addition to increasing our overall addressable market, we're entering this attractive new vertical by acquiring a clear leader in the space that is best positioned to continue winning, especially now with the combination of Owens Corning's expertise and resources.

The combination of Masonite’s Doors that Do More Strategy and our commercial and innovation capabilities will not only accelerate the growth; it creates additional expansion opportunities within the door system and premium door market as they have demonstrated through their Endura and Fleetwood acquisitions.

Overall, we see tremendous opportunity to leverage both companies' best-in-class brands, extensive customer and channel knowledge, manufacturing excellence and material science expertise to grow Masonite's top line and achieve adjusted EBITDA margins of approximately 20%.

Now as we turn to the next few slides, I'm going to hand it over to Todd to provide additional details on the acquisition.

Todd?

Todd Fister: Thanks, Brian.

At our Investor Day in 2021, we identified targets to reach $10 billion in revenue by 2024 with mid-teens operating margins and reduced capital intensity.

As Brian just shared, we have made significant progress over the last three years to expand margins and grow our business. This transaction is an important next step to grow the earnings power of Owens Corning today and provide attractive opportunities to grow Masonite's revenue and expand its margins in the future. As you can see on the slide, the pro forma generates approximately $12.6 billion of revenue and $2.9 billion of EBITDA, inclusive of synergies.

The pro forma adjusted EBITDA margin is 23%, with reduced ongoing capital intensity. There are many similarities between Masonite's business and our current business segments. And over time, we expect Masonite to look even more like our Roofing and Insulation segments in terms of revenue and margins.

Slide 11 highlights the meaningful cost synergies we have identified, entirely hard cost efficiencies in SG&A, sourcing, and supply chain as we have not included any growth or commercial synergies. We are projecting approximately $125 million in run rate cost synergies, the majority of which we expect to achieve within two years of closing on the acquisition.

While doors is a new product adjacency for Owens Corning, the many similarities in our businesses creates the synergy opportunities.

The synergies include our ability to leverage Owens Corning's scale to increase efficiency. As Brian mentioned, over time, we expect that these synergies and other scale benefits we have not included, such as commercial execution, material science driven innovation and manufacturing efficiencies, will enable us to deliver top line growth for Masonite with approximately 20% EBITDA margins. We also expect the acquisition will have a return on invested capital exceeding the cost of capital by the end of year three.

As you can see on Slide 12, the transaction will be funded with cash on hand and newly committed debt financing of $3 billion.

This acquisition is expected to increase our net debt-to-EBITDA ratio within the target range of two to three times at an anticipated close in the middle of 2024, consistent with our previously communicated capital allocation strategy.

On a synergized basis, we would expect the acquisition to be low double-digit percentage accretive to free cash flow by the end of 2025. The enterprise expects to generate strong free cash flow, which will support rapid deleveraging. Consistent with our prior large acquisitions, we anticipate financing approximately half of the purchase price with new permanent debt. We expect to pay off our 2024 bonds and retire the majority of our prepayable bank debt before the end of the year to achieve leverage on the low end of our two to three times target.

This transaction fits within and supports our capital allocation strategy to maintain our investment-grade balance sheet, invest in attractive acquisitions and capital projects to continue to grow the earnings power of Owens Corning and return 50% of free cash to shareholders over time.

We summarized the key transaction details on Slide 13. We've covered most of this already on today's call, but as we think about next steps, I would highlight that we anticipate completing the transaction around the middle of this year, subject only to a vote by Masonite's shareholders, regulatory approvals, and other customary closing conditions. Until then, nothing changes. We remain focused on serving our customers and executing well in our existing market-leading businesses.

Now moving to Slide 14, I'll turn the call back over to Brian.

Brian Chambers: Thanks, Todd.

Before we wrap up, I want to briefly review our decision to conduct a strategic review of our glass reinforcement business.

As a reminder our reinforcements business manufactures fabricates and sells a wide variety of glass fibers in a variety of forms with key end uses for applications in wind energy, infrastructure, industrial, transportation and other consumer products.

While we hold a leading market position in several key regions and product applications, the business serves customers in several industrial segments and applications outside of the building and construction market. Given this, we believe it may be a better strategic fit to operate as a core business within another company or as a stand-alone entity more focused on developing and growing in these types of industrial applications.

The glass reinforcements business operates in 11 countries with 18 manufacturing facilities, generates revenue of approximately $1.3 billion, with EBITDA margins relatively consistent with the overall Composites segment. It is important to note that both our vertically integrated glass nonwovens business that supplies our Roofing segment and other building products customers and our recently acquired WearDeck business are out of scope of this strategic review. We are at the early stages of our process to review alternatives, and we'll provide further updates as needed. With that, I'll close out on Slide 15. We believe both of these transformative moves strengthen our position as a building and construction materials leader.

And with Masonite, we have a great opportunity to expand our current portfolio of market-leading interior and exterior residential products, advance our enterprise strategy, and importantly, improve our financial performance to deliver even greater value going forward.

With that, I will open the call up for questions.

Operator: (Operator Instructions) Our first question comes from the line of Joe Ahlersmeyer with Deutsche Bank.

Joseph Ahlersmeyer: If you could just maybe talk through the distribution element of this acquisition, the commercial capabilities that you were talking to, is that in reference to your relationship with product installers or distributors or retailers or maybe all of the above, but if you could just maybe go into that a little more.

Brian Chambers: Yes. Thanks, Joe, for the question. I'd say these are big moves that we're announcing today. We're really excited about this overall as this will significantly reshape the company moving forward in both these transactions and moves. And we're excited about the acquisition.

We do think it opens up a lot of commercial opportunities as you talk about. And when we talk about the distribution channels and customers you're asking about, I'd say largely, it's all the above that you spoke to. And we see great complementary distribution capabilities between both Masonite and Owens Corning today, when we look at our approach to contractors, builders, two-step distributors and home centers. And I'd say, initially, when we look at this, we're probably really excited about two areas. One is in the contractor space, where we have a large portfolio of exterior contractors that utilize our products today.

We think that's a natural add-on to add interior, exterior doors to that offering and to make those available. A lot of those contractors will do that kind of work as part of roofing as part of insulation projects overall. And we think there's a leverage point there. And also, we've got a really robust contractor demand pull-through model that we've created in roofing and we think there's a great opportunity within door installers and door contractors to build that same capability in terms of building out marketing tools, commercial programs, really getting them connected to the brand and the product offering that we can help them build and grow them, scale their businesses. So I think on the contractor or installer base, we see opportunities to leverage our existing customer base as well as kind of bring that contractor pull-through model to the door sector in a way that can really create some additional demand.

On the distribution side, we've got great relations with the two-steppers today that buy our insulation products, our roofing products are very complementary, where we can, again, just expand and I think develop the customer experience for them and how they deal and order materials and how we can help them bring products to market.

And then lastly, I think the big complement is around home centers. We've got a very strong home center base servicing Home Depot, Lowes, Menards. They do as well, and they do a lot of work with the home centers. So we think -- when we think about brand, we think about marketing, and we think about product placement, positioning pull-through capabilities.

There are a lot of opportunities that we think can combine our commercial expertise in a way that drives additional demand to the category.

Joseph Ahlersmeyer: And if I may, just a quick follow-up on the glass reinforcement geographically and end market-wise, would this actually take you entirely out of Asia Pacific and the industrial markets? And then on the margins relative to the segment, they've moved around quite a bit. Is that a high-teen EBITDA margin you're speaking to?

Brian Chambers: Yes. On the margin profile, yes, it's going to be closer to 20% -- high teens to 20% on average for the segment on the EBITDA side. On the geographic reach, it wouldn't pull us completely out of Asia-Pacific. We still have a building materials business there that provide shingles and insulation, but it would remove then our glass reinforcements business. And to your other point on the end market, yes, it would really concentrate us on building and construction materials, residential and commercial applications primarily -- and pull us really mostly out of industrial applications.

Operator: Our next question comes from Mike Rehaut with JPMorgan.

Michael Rehaut: First, just to get a sense of the combination here, how you think about accelerating the go-to market. You talked about a lot of the overlap between the distribution but I'm particularly curious about the extent that this might further Masonite's growth ambitions across its different products areas. Did you see any distinct synergies in terms of distribution channel overlap? And what that might mean from an accelerated growth standpoint for Masonite's revenue base?

Brian Chambers: We'll try to walk through the question, but look, I think we are very excited about entering the Doors and Door systems category and doing it with a market leader in Masonite. They've got a lot of great capabilities that are really what has attracted us to them and why we want to enter the category through this acquisition with them. They're great in terms of product innovation. They've got strong commercial skills.

They've got very efficient manufacturing process with a vertically integrated business model. So a lot of the things that are attractive to us. And how they built that leadership position is also very complementary to how we operate our residential product businesses and roofing and insulation. So a lot of opportunities in this space. I think what excites us is we're entering in and opening up for Owens Corning a total addressable market of $27 billion. So we've got a lot of opportunity inside the Doors and Door systems category and also in terms of expansion into these other categories and adjacencies that have been created.

So some of this is going to be the broad scope of opportunity that combined we think we can better leverage, first, our innovation capabilities. They have been innovation leaders around design and aesthetics that has been fantastic. We think we can combine our material science capability. One of the reasons we're attracted to Masonite is we've long admired them and worked with them.

We've been a supply partner to them for a number of years on the glass side. We've helped them design and develop the fiberglass entry doors they produce today. So we think there's an opportunity on the innovation to take that material science to expand that product category in terms of fiberglass exterior doors and creating new product platforms around that, bringing innovation to that piece.

So I think there's an innovation angle that we think really combines our two companies together in a powerful way. The commercial angle that you talked about around distribution, I think there's, again, opportunities that we can expand the product offering to our existing contractor base and distribution base where we've got great partnerships and relationships and that opens up opportunities to grow with the current category. And also as we think about different adjacencies, I think we've got great opportunities there.

And then lastly, I'd say just from a cost position and manufacturing efficiencies and effectiveness, they've invested heavily in automation and technology. We are going to continue to accelerate that. And so I think that's kind of the key word for us.

When we think about their current Doors that Do More strategy and we’re approaching the market, I think the combination really accelerates the innovation curve, accelerates the commercial and demand curve and accelerates the ability to make great high-quality products very efficiently. And so I think it's the power of the combination we see going forward.

Operator: Our next question comes from Stephen Kim with Evercore ISI.

Stephen Kim: My question is, could you delve a little bit more into the synergies you talked about, I think you indicated that the majority of the synergies will be achieved by year two. I was curious what you think we could see by year one. How much of that would be tied to some of the distribution opportunities that you talked about versus other things? And just overall, just I was wondering if you could provide some background of the deal and maybe a brief discussion of the timing, particularly as it relates to the PGTI deal, which recently fell through. So yes, if you could provide some color on that, that would be great.

Todd Fister: I'll start with the synergies, and then Brian can certainly weigh in on timing and the other aspects of this. So from a synergy standpoint, I want to reiterate, these are entirely cost synergies. So all of the commercial and innovation synergies that Brian just discussed that we see as upside opportunities are not included in the $125 million estimate that we have in the materials. We expect to deliver quite a bit of the synergies in the first year. We see significant synergies in sourcing and supply chain.

And as you can imagine, a number of the sourcing, the synergies, we'll start work on immediately after close to deliver. We've got other synergies that are a little bit longer-cycle as we take full advantage of Owens Corning's scale in order to operate the business even more effectively. So yes, you can expect synergies in the first year and then continuing into later years.

Brian Chambers: And Stephen, maybe talking about how this came together. I guess, maybe I'll take a step back because I do think that starts with the enterprise strategy we rolled out a couple of years ago. And when we were looking at new product adjacencies that we could expand into, leveraging our material science, our marketing, our manufacturing capabilities. We've done and continue broad research across product categories where we think we can leverage all those capabilities in a way that we can be a better owner of a business, we can grow business and we can expand the company.

So that starts with kind of that broad view.

And we're really excited about the Doors and Door systems categories as I've talked about. We think it's a great product adjacency where we can leverage those unique capabilities, open up a $27 billion market for us. It's a pretty fragmented industry where there's great opportunity for us to differentiate with innovation, commercial capabilities and our manufacturing capabilities. It's a product line, and it's incredibly complementary to our current offering of branded residential products for insulation and roofing. And it's working with a customer base, as you've talked about, that we know today worked very well.

So we thought that was a great category, and we wanted to enter that with a market leader. And so as I spoke about earlier, we've known and admired Masonite for a long time. We've worked with them. Through that work, we got to know their product capabilities, their manufacturing capabilities, their people and their talented team. And so when we decided we wanted to enter into the category, they were our first call because of their leadership position.

And so this has been a process and an ongoing dialogue we've had for a while. They had an opportunity to look at the PGT deal, and we know how that's worked. But we're happy that we've been able to continue the conversations through that, and we're thrilled to be in a position now to have the opportunity to join our companies together.

Operator: The next question comes from John Lovallo with UBS.

John Lovallo: Can you maybe expand a little further on the capital intensity of the Masonite business relative to OC? I mean it seems like it's a lower margin profile, but perhaps could be accretive on the return side.

Todd Fister: I'd be happy to comment on that. Yes, absolutely. We see their business structurally less capital-intensive than certainly our average for Owens Corning and significantly less capital intensive than the GR business that Brian discussed earlier. When we look at their process, they have invested in automating their facilities. They've invested in modern manufacturing assets.

They've seen an uptick the last couple of years in capital intensity that should pay off in terms of increased earnings power of business going forward. So we're happy with the return profile that we see here. We like the capital intensity. We like the margins. We also see opportunity to improve the margins over time and we see the synergies improving the margins, but we also see other opportunities in the business to reach 20% EBITDA margins and look more like our Roofing and Insulation segments in terms of the earnings power of the business.

Operator: The next question comes from Matthew Bouley with Barclays.

Matthew Bouley: I'll ask my question on the Composites segment. Can you just kind of speak to the integration that currently exists between the glass reinforcements business and nonwoven? Kind of how intertwined are they from a manufacturing and procurement perspective? And -- so as a result of selling the reinforcement business, kind of how would you think about sort of any dissynergies in that segment?

Brian Chambers: So we operate the manufacturing assets within our Composites business pretty independently. So the glass nonwoven facilities we operate, those are sort of stand-alone facilities we operate. We bring glass fibers in. So as part of this review in terms of the glass reinforcements business, these are going to be fibers and fiber forms that are applications like our wind energy applications and other industrial applications. The fibers that we use to design and manufacture our glass nonwovens, well actually, we would keep within the company.

So we would keep that vertically integrated play in terms of glass fiber and design and manufacturing that would supply the glass nonwovens business. Those are independent facilities so we can make those choices on the assets. And then that would keep those embedded in servicing our Roofing business and our other building material customers with a really high-value product line. So we want to maintain that. So from a dis-synergy standpoint, the asset separation of the facility should be fairly easy to do and straightforward to do.

And then we'll have to look as we move forward with the business and the alternatives in terms of the cost structure of GR in terms of how that is positioned as a stand-alone entity or sold to another entity if we ultimately wind up to do that. But we would look at those costs at that time, and we'd make appropriate decisions around that.

Operator: The next question comes from Keith Hughes with Truist.

Keith Hughes: Questions on Slide 11. On the breakout of the synergies, SG&A is the largest component. Could you just talk more specifically, are we talking about the utilization of salespeople? Or what kind of SG&A savings would we see?

Todd Fister: So when we look at SG&A, I mean there's a couple of elements here. I mean I talked before about OC's scale and capabilities that we have across a number of SG&A categories, in particular, our enterprise functions that we think are highly scalable today. Obviously, Masonite is a smaller public company and there's a number of public company costs that come along with that, as you all well know, that end up as pretty immediate synergies on a transaction like this. What I would say is, reiterating what Brian said earlier, we're acquiring a great team and we're acquiring great people, we see a lot of value of bringing the capabilities that Masonite is great in today into Owens Corning as well. So while we see SG&A synergies, we also want to maintain the historic strength that Masonite has seen and make sure we continue to serve their customers incredibly well as we go forward.

So we see opportunity here, but we're going to be very thoughtful as we approach SG&A synergies.

Operator: The next question comes from Susan Maklari with Goldman Sachs.

Susan Maklari: I just wanted to dig a bit deeper into the sourcing synergies that you could -- and perhaps some of those material science capabilities that you've talked to as this comes together and you really sort of are able to get a bit deeper into some of the opportunities there.

Todd Fister: Well, let me start with the sourcing synergies and Brian and I could talk about material science as we go. There's a number of areas where we have overlapping spend.

While this is a new product adjacency for Owens Corning, if you think of areas like, for example, freight, we become a very large buyer now of North American freight services. And historically, on transactions, we've seen very hard and clear cost synergies on combining our spend really leveraging that to best effect. There are a number of areas like that.

Brian commented on the number of facilities in terms of warehouses that we have across our shared network. We see efficiencies in sourcing and supply chain to really leverage that more effectively. There's a number of other categories as well, where they buy from shared suppliers. And again, on similar transactions, typically see realization of the sourcing synergies fairly early and the combination of the two companies.

Operator: The next question comes from Kathryn Thompson with Thompson Research.

Kathryn Thompson: This is really around more of the glass reinforced business and the structure of the deal. Why now to assess selling glass reinforcement given this has been a topic of discussion for many years? And do you see this as swapping an underperforming business for higher-performing business? And just to clarify, as far as focus on the lower capital intensity of the door business versus glass reinforcement, I'm assuming that, that isn't necessarily a swap, and is not included in the proposed synergies that you outlined today?

Brian Chambers: Maybe I’ll hit them in reverse. To answer your last question there's not -- that's included in a swap in terms of synergies on the capital costs. So those are completely independent. And I think it's a great question around why now and why looking at this. And I think, again, it goes back to our strategy and our focus. Over the past two years, our strategy has been to focus on strengthening our market positions in building and construction materials.

And while our team has done great work to build a fantastic business, we've got market-leading positions in many of the product lines and the last reinforcements in North America, in Europe and in India. We've got a leading position in wind energy and other applications. The customers, though, in applications in our glass reinforcements business are outside of building and construction. And so given this, we think it's the best time to look at potential alternatives for the business and potentially a better owner for the business. And that's been a mentality and a consistent approach we've taken, as I kind of walked through the last couple of years where we have made decisions on acquisitions, including Masonite.

It's through this lens of “can we be a better owner of the business?” Can we drive growth and performance and earnings and cash flows and combined entities to expand the business that we're acquiring? And we also routinely look inside our company to the product lines we have and ask ourselves the same question. Are we the best owner. And if not, could somebody else be a better owner.

And I think when looking at glass reinforcements, we just believe now is the right time to ask that question and to explore those options. I'd say it's a very difficult decision for us, given the history of our company. This has been rooted in our company for many, many years since its founding around glass fiber and glass technology. We've got longevity of a lot of customers. The quality of the team is fantastic.

But strategically, we believe it could be a better fit somewhere else that wants to be a better owner, invest in it, grow it, put capital to it in a different way that we might be willing to going forward. So that really is why now and why the decision. It's not a reflection of any new-term financial performance or value of the business, it's purely a strategic choice where we can focus our company and markets and product lines and manufacturing assets that we want to invest and grow. So we're just starting the process. We've engaged Morgan Stanley to do work with us.

So this is going to be something that's going to be ongoing as we move forward, and we'll continue to update as we move along. But this is going to take us a few quarters to do this work and make progress on reaching any conclusions on a strategic alternative.

Operator: The next question comes from Mike Dahl with RBC Capital Markets.

Michael Dahl: I appreciate the comments so far on the rationale and buying leader. I guess when I take a step back and look at the moves over the past handful years, you had a couple of clear focus in deals that you do. One is increasing exposure to secular growth; two is focused on sustainability. I know Masonite had some periods of growth that were largely price-driven. Historically, from a volume standpoint, it's not really been a growth business.

Maybe you can speak to when you consider this business versus the realm of blocks of other categories that you likely considered. How does that -- how does this fit specifically with, kind of, how you've tried to shift the business towards the secular side or sustainability?

Brian Chambers: I think strategically, we clearly have been pivoting on building construction, and we're clearly wanting to invest more in residential building materials and product lines that we can differentiate through innovation that we can utilize our brand to position it to grow. So I think you've seen that in the moves that we've made in terms of this strategic pivot, more to building and construction more into residential building materials where we can differentiate with our capabilities and brands in a way that we can accelerate growth. So I think the Masonite acquisition kind of fits in that pattern as you've seen. And when we look at the category, I think we see a tremendous opportunity. So I think it is a product category where, again, I think Masonite has done a lot around the innovation to drive aesthetics, to drive performance in a way that moves us away from a commodity-focused material to more of an essential building material that brings real value and differentiation.

We think we can accelerate that in this category. I think you've seen us do that in the roofing category. You've seen us through this in the inflation category in our brand, our innovation capabilities, our commercial skills in a way that really creates more value for the product line, more value for our distribution partners, more value for homeowners in terms of how they use the products in the home. So we think that's the playbook that we can now bring into the Doors and Door systems category to drive innovation for differentiation, to really expand commercial capabilities around brand and pull-through all the way through to the consumer and through manufacturing efficiencies that we can leverage our great operating process with theirs that they focus on, we focus on total productive maintenance, but it's a structure of continuous improvement, productivity, automation that drives cost performance. So I think that combination of innovation, commercial capabilities and then driving continued manufacturing efficiencies.

Again, I go back to, I think, my word is, we believe we can accelerate this greatly with the business that Masonite has today and differentiate in the overall product category in a unique way that hasn't been done before. And that's why we really are attracted to the segment, and we're attracted to Masonite as the entry point.

Operator: Next question comes from Reuben Garner with The Benchmark Company.

Reuben Garner: Masonite over the last handful of years has been on a bit of a journey from a pricing and margin standpoint to kind of get margins, I think where they felt were more in line with other sort of building products in the industry. How do you guys think about that pricing journey? And how much room there might be left to kind of continue to push above and beyond just covering inflationary pressures that you might see in that business. And you've had a big part of your kind of mission to get the margins more in line with your other building categories.

Brian Chambers: Yes, Reuben, I think a couple of ways I'd talk about kind of pricing margin. I think their journey has been around pricing appropriately for the value of the product. And that's certainly something we do as well each and every day within our product categories. So we think that's a continuation that we would bring to this as well in terms of how we price for value. I think the other piece that they've been trying to do is price through innovation and differentiation.

And we also believe in that and do that each and every day with our other residential building materials. So how can we drive innovation? How can we create unique value? How do we create demand pull-through for our channel partners in a way that brings real value to them? And ultimately, then that results in a price point that can be moved up over time and create margin expansion over time.

So I think that's going to be our continued approach to pricing and margin expansion. It's something that I think we've built a really good track record of inside Owens Corning in terms of being able to do that consistently with our product categories. And I believe we'd be able to bring that same capability to the Doors and Door systems category as we move forward.

Operator: Our next question comes from Garik Shmois with Loop Capital.

Garik Shmois: Just hoping to get your thoughts on if this impacts your ability to return 50% of free cash flow to shareholders more in the near term? And also hoping you can speak just to the opportunity cost of the acquisition as compared to perhaps ramping up share repurchases more just given the valuation of your shares.

Todd Fister: I'll take that one. So I would say at the start, there really is no change to our capital allocation strategy that we've been discussing for the last three years. In terms of maintaining our investment-grade balance sheet, targeting two to 3x leverage, but also investing in attractive M&A and capital projects that grow the earnings power of Owens Corning over time, which increased our free cash flows to return to shareholders. This transaction fits well within all of the parameters that we've discussed. And while in the near term, we would focus on repaying the prepayable bank debt that we take on as a part of this.

We pretty quickly get to the low end of our leverage target again, which creates a lot of options in terms of returning cash to shareholders as we go forward. So we like this.

And in fact -- I mean, this does actually improve the amount of cash we can return to shareholders pretty quickly as we drive synergies on the transaction and grow the earnings power of the Masonite business.

Operator: The next question comes from Anthony Pettinari with Citi.

Anthony Pettinari: I'm sorry if I missed this, but are there cash costs to realize the synergies that you'd point out? And then understanding that there's no sales synergies baked into the $125 million, I guess to the extent that you are ultimately able to pursue those, are those kind of like year 2, year three opportunities? Or are those things that you could potentially due immediately understanding it's not in the $125 million?

Todd Fister: Sure. Well, let me start with the second one. As we integrate our teams together, we're certainly going to look for commercial synergies as soon as we can after close. Those typically are a little bit softer. They're a little bit harder to identify at this stage, but we're going to work to integrate and drive those as rapidly as we can and certainly take full advantage of that over time.

On the first point of cash cost, there are cash costs associated with some of the synergies, not all of the synergies require a one-time cash cost. On deals that we've done in the past, I mean, typically, we're looking at 1 to 1.5x sort of cash cost on a portion of those synergies where you would see upfront costs associated with achieving synergy.

Operator: Our next question comes from Rafe Jadrosich with Bank of America.

Rafe Jadrosich: The first is just, can you talk about for the DOOR debt, are you going to assume the Masonite debt, whether bonds stay out? Or is that going to get refinanced?

Todd Fister: So there are 2030 bonds that are outstanding that we think we can roll into Owens Corning at an attractive interest rate. Beyond those bonds, we would intend to issue our own permanent debt after close.

Operator: Our next question comes from Adam Baumgarten with Zelman & Associates.

Adam Baumgarten: Just on the $27 billion addressable market, pretty big. I know Masonite has a pretty healthy share in interior doors. I guess, can you talk through some of the opportunities to further penetrate that market? Is it innovation? Is it further consolidation potentially as you go forward? Just curious on some of the levers you can pull there?

Brian Chambers: And I think on the inside, the Doors market, that's $6 billion kind of market opportunity we see today. I think, again, a couple of spots there. I think on the exterior side around fiberglass innovation, fiberglass door upgrades, improvements in aesthetics and external doors. There's innovation there that we think we can accelerate and bring the market to grow inside the category as well as on the interior side, a lot of the investments that are being made. I think we expand it out.

I think we start to look at some of their acquisitions as good markers of where we can grow into those adjacencies. So their Door acquisition was more in the door systems and finishing systems and providing full door and door kits to installers in a prefabricated way, and that's a bigger opportunity now to grow and build off of that. The Fleetwood acquisition they recently did now expands out into premium, high-value patio doors and door systems and folding door systems. So that kind of moves and expands the category. And then when we move up the chain to think about how technology can be innovated and invented and put into a door system around lighting systems, power systems, camera systems, particularly on exterior doors.

So opening up those smart door systems and how to integrate that with the home, those are kind of the three big categories of the addressable market. And we see opportunities through innovation product expansion into all three. And so that's kind of the existing strategy, the Doors That Do More that, again, we think we would continue to invest in and accelerate and grow and gives us great opportunities as we go forward.

Operator: We have no further questions.

I'll turn the call back to Brian Chambers for closing remarks. Brian Chambers: All right. Well thanks.

In closing, I just want to reiterate, we are very excited about adding a market-leading Doors business to Owens Corning with a line of products, as we talked about, that are very complementary to our existing portfolio of interior and exterior products, utilizing customers and channels we work with today and know very well.

The Doors category, as we just talked about, creates a great new growth platform for our company, which we believe has a lot of upside by leveraging our commercial, our innovation, our manufacturing capabilities of both companies and bringing them together in a unique combination.

So overall, we see both of today's announcements significantly reshaping the company moving forward, leading to a sharper focus, stronger market position and improved financial performance.

So I want to thank everyone for joining us this morning.

And we'll look forward to speaking with you again next Wednesday when we share our fourth quarter and full year results.

Thanks, everyone.

Operator: Thank you, everyone, for joining us today. This concludes our call. And you may now disconnect your lines.

Additional Information and Where to Find It

This communication relates to proposed transactions contemplated by the Arrangement Agreement (the “Agreement”) by and among Owens Corning (“Owens Corning”), Masonite International Corporation (“Masonite”) and MT Acquisition Co ULC (the “Proposed Transaction”). This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. In connection with the Proposed Transaction, Masonite may file one or more proxy statement(s) or other documents with the SEC. This communication is not a substitute for any proxy statement Masonite may file with the SEC in connection with the Proposed Transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT(S) AND/OR OTHER DOCUMENTS IF AND WHEN THEY ARE FILED, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Any definitive proxy statement (if and when available) will be mailed or otherwise made available to stockholders of Masonite. Investors and security holders will be able to obtain free copies of these documents filed with the SEC if and when available without charge through the website maintained by the SEC at www.sec.gov or, in the case of documents filed by Masonite, by directing a request to Marcus Devlin, Director, Investor Relations at investorrelations@masonite.com, or by calling 813-877-2726, or from Masonite’s website https://investor.masonite.com, or, in the case of documents filed by Owens Corning, by contacting the investor relations department of Owens Corning:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

https://investor.owenscorning.com/investors

Investor Relations:

Amber Wohlfarth, Vice President, Investor Relations
419-248-5639
Amber.Wohlfarth@owenscorning.com

Participants in the Solicitation

Owens Corning and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the Proposed Transaction, including a description of their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in any proxy statement(s) and other relevant materials related to the Proposed Transaction if and when they are filed with the SEC. Information regarding the directors and executive officers of Owens Corning is contained in the sections entitled “Information Concerning Directors” and “Security Ownership of Executive Officers and Directors” included in Owens Corning’s proxy statement for its 2023 annual meeting of stockholders, filed with the SEC on March 9, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1370946/000119312523066160/d397228ddef14a.htm), in the section entitled “Information About Our Executive Officers” included in Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the

SEC on February 15, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1370946/000137094623000010/oc-20221231.htm), in Owens Corning’s Form 8-K filed on August 24, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1370946/000119312523220160/d541239d8k.htm) and in Owens Corning’s Form 8-K filed on August 8, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1370946/000119312523206275/d495928d8k.htm). To the extent holdings of Owens Corning securities by the directors and executive officers of Owens Corning have changed from the amounts of securities of Owens Corning held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Masonite and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the Proposed Transaction. Information regarding Masonite’s directors and executive officers is contained in the section entitled “Corporate Governance; Board and Committee Members” included in Masonite’s proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on March 29, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/893691/000119312523083032/d326829ddef14a.htm) and in the section entitled “Directors, Executive Officers and Corporate Governance” included in Masonite’s Annual Report on Form 10-K for the year ended January 1, 2023, which was filed with the SEC on February 28, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/893691/000089369123000013/door-20230101.htm). Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement(s) filed by Masonite and other relevant materials to be filed with the SEC in connection with the Proposed Transaction when they become available. Free copies of such proxy statement(s) and such other materials may be obtained as described in the preceding section.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: statements regarding the expected timing and structure of the proposed transaction; the ability of the parties to complete the proposed transaction; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Owens Corning following completion of the proposed transaction; legal, economic and regulatory conditions; and any assumptions underlying any of the foregoing; levels of residential and commercial or industrial construction activity; demand for our products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial market volatility and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and

2

customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; defined benefit plan funding obligations; and factors detailed from time to time in Owens Corning’s SEC filings.

All forward-looking statements in this communication should be considered in the context of the risks and other factors described above and in the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference into this communication. Any users of this communication should not interpret the disclosure of any risk factor to imply that the risk has not already materialized. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results may differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

3